Exhibit 5.1

VALERO ENERGY CORPORATION	Richard J. Walsh
Senior Vice President,
General Counsel and Secretary

February 7, 2022

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Valero Energy Corporation, a Delaware corporation (“Valero”), and am acting as Valero’s counsel in connection with its offering of $650,000,000 aggregate principal amount of 4.000% Senior Notes due 2052 (the “Notes”), which it is offering under the Registration Statement on Form S-3 (Registration No. 333-261165) (the “Registration Statement”) filed by Valero with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale from time to time by Valero of unsecured senior debt securities under Rule 415 of the Securities Act.

The Notes have been issued pursuant to the Indenture (the “Senior Indenture”) dated as of March 10, 2015 between Valero and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee.

In furnishing this opinion, I or members of my staff have examined, among other agreements, instruments and documents, and relied without investigation as to matters of fact upon, copies of the restated certificate of incorporation, as amended to date, and the amended and restated by-laws of Valero; the Senior Indenture; the global notes representing the Notes; the Registration Statement and its exhibits; the prospectus included in the Registration Statement; the prospectus supplement dated as of February 2, 2022 and filed with the SEC on February 3, 2022 under Rule 424(b)(5) of the Securities Act (the “Prospectus”); the Underwriting Agreement dated as of February 2, 2022 among Valero and J.P. Morgan Securities LLC, BofA Securities, Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”); resolutions of the Board of Directors of Valero; corporate records of Valero, including the minute books of Valero; certificates of public officials and of representatives of Valero; statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed:

(a)	the genuineness of all signatures on all documents examined by me; and

(b)	the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Valero Energy Corporation

February 7, 2022

Based upon and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1.     Valero is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2.     The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of Valero, enforceable against Valero in accordance with their terms, except as that enforcement is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, the contract laws of the State of New York and the applicable federal laws of the United States, each as in effect on the date hereof, and in each case, exclusive of municipal, local and county ordinances, laws, rules and regulations. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to Valero’s Current Report on Form 8-K to be filed on the date hereof. Additionally, I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the SEC’s rules and regulations promulgated thereunder.

Very truly yours,

/s/ Richard J. Walsh